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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Prospectus constituting part of this Registration Statement on Form S-4 of Grove Worldwide LLC and Grove Capital, Inc. of our report dated December 15, 1997 relating to the financial statements of The Grove Companies which appear in such Prospectus. We also consent to the references to us under the headings "Expert" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Florham Park, NJ
June 18, 1998